EXHIBIT 99.1

Veritone Improves Revenue and Non-GAAP Net Loss Guidance
for the Second Quarter of 2020

-- Schedules Call on August 10th to Report Results --

COSTA MESA, Calif.--(BUSINESS WIRE) July 8, 2020 -- Veritone, Inc. (NASDAQ: VERI), a leading provider of artificial intelligence (AI) technology and solutions, today announced that it now expects net revenues for the second quarter of 2020 to be in the range of $13.1 million to $13.3 million, up from the range of $11.8 million to $12.2 million provided on May 11, 2020.

In addition, Veritone now expects its non-GAAP net loss for the second quarter of 2020 to be in the range of $6.0 million to $5.8 million, improving from the range of $6.5 million to $6.1 million provided on May 11th.  A non-GAAP net loss at the midpoint of the new range would represent a 39% improvement in Veritone’s quarterly net loss compared with the third quarter of 2019, when the Company shifted its priority to reaching cash flow breakeven.  A reconciliation of the expected non-GAAP net loss to the expected GAAP net loss is attached to this news release. Management expects this trend of sequential improvement in the Company’s non-GAAP net loss to continue in future quarters.

“The Veritone team performed very well in the second quarter, despite the continuing challenges posed by the COVID-19 pandemic, widespread unemployment and civil unrest, producing higher-than-expected net revenues in our Advertising and Content Licensing businesses as well as record bookings for our powerful and unique aiWARE platform from Government, Legal and Compliance customers,” said Chad Steelberg, Chairman and CEO of Veritone.  “Based on our strong revenue performance and the continuing results of our cost reduction initiatives, we now expect to report record financial performance in the second quarter.  The upgrades we have made to aiWARE, the world’s first operating system for AI, are helping our clients lower costs, increase productivity and allow their employees to focus on more creative and fulfilling tasks at a critical juncture in our history when digital transformation is occurring at lightning speed.  We are also making significant inroads in energy, security and other promising new verticals as those companies look to harness the power of AI.  We look forward to discussing all of these exciting trends in detail when we report our full results for the second quarter of 2020 next month.”

Conference Call:

Veritone will hold a conference call on Monday, August 10, 2020 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its results for the second quarter of 2020, provide an update on the business, and conduct a question and answer session. To listen, please join the webcast or dial-in. To avoid a wait, if dialing in, please pre-register or call in 20 minutes in advance.

Preregister*:	http://dpregister.com/10146081
Live audio webcast:	investors.veritone.com
Domestic call number:	1-866-270-1533
International call number:	1-412-317-0797
Call ID:	10146081

* Callers who pre-register will be emailed, upon registering and again on the day of the call, a conference pass code and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

About Veritone
Veritone (NASDAQ: VERI) is a leading provider of artificial intelligence (AI) technology and solutions. The Company’s proprietary operating system, aiWARE™ powers a diverse set of AI applications and intelligent process automation solutions that are transforming both commercial and government organizations. aiWARE orchestrates an expanding ecosystem of machine learning models to transform audio, video, and other data sources into actionable intelligence. The Company's AI developer tools enable its customers and partners to easily develop and deploy custom applications that leverage the power of AI to dramatically improve operational efficiency and unlock untapped opportunities. Veritone is headquartered in Costa Mesa, California, and has offices in Denver, London, New York and San Diego. To learn more, visit Veritone.com.

Safe Harbor Statement

This news release contains forward-looking statements, including without limitation statements regarding the Company’s expected net revenues and non-GAAP net loss for the second quarter of 2020, its expectation that its non-GAAP net loss will continue to improve sequentially in future quarters, its expectation of record bookings in its Government, Legal and Compliance business, its expectation of record financial performance in the second quarter of 2020, and statements regarding the capabilities of Veritone’s aiWARE operating system and its expected benefits to customers. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Assumptions relating to the foregoing involve judgments and risks with respect to various matters which are difficult or impossible to predict accurately and many of which are beyond the control of Veritone. Certain of such judgments and risks are discussed in Veritone’s SEC filings. Although Veritone believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Veritone or any other person that their objectives or plans will be achieved. Veritone undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events for any reason, except as required by law.

Company Contact:

Brian Alger, CFA

SVP, Corporate Development & Investor Relations

Veritone, Inc.

(949) 386-4318

investors@veritone.com

Investor Relations Contact:

Kirsten Chapman

LHA Investor Relations

(415) 433-3777

veri@lhai.com

VERITONE, INC.
RECONCILIATION OF EXPECTED NON-GAAP NET LOSS RANGE
TO EXPECTED GAAP NET LOSS RANGE (UNAUDITED)
(in millions)
Three Months Ended June 30, 2020
Expected GAAP net loss	($12.2) to ($12.0)
Provision for income taxes	—
Depreciation and amortization	1.6
Stock-based compensation expense	4.1
Stock warrant expense	0.5
Expected non-GAAP net loss	($6.0) to ($5.8)

3